OUTSOURCING SERVICES AGREEMENT

by and between

DAS FAMILY HOLDINGS

and

BPO MANAGEMENT SERVICES, INC.

dated as of December 15, 2006

OUTSOURCING SERVICES AGREEMENT

This Outsourcing Services Agreement (the “Agreement”) is made this 15th day of December, 2006 (the “Effective Date”), between Das Family Holdings, a company incorporated in India (hereinafter “PROVIDER”) and BPO Management Services, Inc., a Delaware corporation (formerly netGuru, Inc., hereinafter “CLIENT”).

WHEREAS, PROVIDER is in the business of providing technical expertise in information technology, and business process outsourcing, and other technical consulting services; and

WHEREAS, CLIENT desires to use PROVIDER’s services, such as computer software programming, systems analysis, design project management, business process (the “Services”), and PROVIDER agrees to provide such Services to CLIENT.

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

1. Scope of Agreement.

a. PROVIDER agrees to provide the Services to CLIENT as specified in one or more Statements of Work that may be executed from time to time by PROVIDER and CLIENT, as more further described in Section 9 herein. In the event of a conflict between the terms provided in any such Statement of Work and the terms of this Agreement, the terms of this Agreement shall prevail, except for the fee structure where the Statement of Work shall control. CLIENT reserves the right to modify the Services required under an executed Statement of Work from time to time, as its business needs change, and any increase or decrease in Services required from CLIENT shall be reflected in adjustments to the fees provided in the applicable Statement of Work. All such changes shall be provided in a revised Statement of Work executed by PROVIDER and CLIENT, and by this reference shall be attached as an amended Addendum hereto and made a part hereof.

b. The Services shall be performed accurately in accordance with generally accepted standards in the Services industry in the United States and in compliance with instructions from CLIENT. Services performed will be subjected to proper quality assurance procedures, which shall be set forth in the applicable Statement of Work.

c. PROVIDER shall provide personnel adequately trained in the Services. PROVIDER agrees that all personnel assigned to work on CLIENT projects shall undergo ongoing development and training to ensure current knowledge regarding the Services.

d. PROVIDER shall abide by CLIENT’s policies and procedures for the purpose of ensuring that information obtained by PROVIDER in the course of performing Services under this Agreement shall be kept confidential and shall not be disclosed except as required by law and as necessary for the performance of PROVIDER’s obligations hereunder.

e. PROVIDER will assign an Account Manager in India to work with CLIENT and assume complete responsibility for the account.

2. Term. This Agreement shall be effective upon its execution by both parties and shall remain in effect for an initial period of 12 months (the “Term”). This Agreement shall automatically renew for successive periods of one year, unless and until terminated by either party as provided below.

3. Intellectual Property.

a. CLIENT warrants that the use by PROVIDER of any and all materials furnished by CLIENT to PROVIDER under this Agreement will not violate or conflict with any intellectual property rights of any third parties including, but not limited to, copyrights, patents and trademarks. To the extent applicable hereunder, CLIENT warrants that it is authorized to permit PROVIDER to use all relevant code for the purposes of performing services hereunder.

b. All original works of authorship, trade secrets and know-how that are conceived, originated or developed by PROVIDER or its employees, agents, consultants or subcontractors (whether alone or in combination with others), directly as a result of the Services rendered to CLIENT hereunder (collectively, “Inventions”), shall be the sole and exclusive property of CLIENT and shall be considered “Works Made for Hire”, and PROVIDER hereby assigns to CLIENT any rights it may have or acquire in such Inventions. PROVIDER agrees to (and shall cause its employees, agents, consultants or subcontractors to) execute any and all documents which CLIENT deems necessary to transfer or assign such rights to CLIENT.

4. Confidential Information.

a. For purposes of this Agreement, “Confidential Information” shall mean any information that relates in any way to the business of the disclosing party, its client’s or patients of its clients, including, without limitation, (i) financial information pertaining to the disclosing party or its clients; (ii) the identity of the disclosing party’s actual or potential clients or any of the individuals associated with or employed by them; (iii) proposals, quotes, requests for quotes, marketing plans, and financial analysis; (iv) the facts, terms and copies of any of the disclosing party’s agreements with its clients, with the receiving party or with others; (v) all written information regarding the disclosing party or its client’s furnished to the receiving party; (vi) all proposed campaigns, products, plans, techniques or ideas developed by the disclosing party and revealed to the receiving party in connection with the business of the disclosing party; (vii) referral sources and fee structure; and (viii) intellectual property, specifically pertaining to certain processes that are documented and identifiable as unique to their business and not generally common practice in the disclosing party’s industry. For the purpose of this Agreement, “disclosing party” shall mean the party furnishing Confidential Information to the other party to this Agreement and “receiving party” shall mean the party furnished with Confidential Information by the other party to this Agreement.

b. “Confidential Information” shall not include: (i) information which is now publicly available or which later becomes publicly available through no fault of the receiving party (but only after it has become publicly available); (ii) information which was already known to the receiving party before disclosure by the disclosing party or its clients; (iii) information which is lawfully obtained by the receiving party from a third party, not an agent, employee or affiliate of the other party; or (iv) information which is developed independently by the receiving party’s employees who have not had access to the information disclosed by the disclosing party.

c. The receiving party agrees that it shall: (i) not use any of the Confidential Information other than for the purpose of performing the Services; (ii) not disclose any Confidential Information to any party without the prior written consent of the disclosing party; (iii) retain Confidential Information in the strictest of confidence and limit internal dissemination of the Confidential Information to individuals whose duties justify the need to know such Confidential Information in connection with the performance of the Services and who have been informed of their obligation to maintain the secrecy of such Confidential Information and have agreed in writing to abide by such obligation; and (iv) limit external dissemination of the Confidential Information outside of the receiving party to such legal, banking, technical or other advisors whose functions in assisting the receiving party justify the need to know such Confidential Information and who have been informed of their obligation to maintain the secrecy of such Confidential Information and have agreed in writing to abide by such obligation. Upon the disclosing party’s request at any time, the receiving party will promptly return to the disclosing party any and all Confidential Information that the receiving party then has in its possession, without retaining any copies, samples or other tangible records.

d. No right to the Confidential Information is granted, and nothing contained in this Agreement shall be construed as creating an express or implied license to use the Confidential Information for any purposes other than performing the Services.

e. The parties shall cooperate to comply with all laws regarding confidentiality and security of health care information.

f. PROVIDER may disclose CLIENT’s confidential information if directed to do so by a court order or government agency, provided, however, that PROVIDER will only disclose such information to the extent directed by such court order or government agency and will provide written notice to CLIENT prior to making such disclosure and PROVIDER shall cooperate with CLIENT to the extent reasonably requested (and at CLIENT’s expense) in securing any protective orders or similar protections in an effort to preserve the confidential nature of such information.

5. [Reserved].

6. Non-Competition and Non-Solicitation.

a. Except for those employees listed in Exhibit A and as otherwise provided in Section 11 herein, during the term of this Agreement and for eighteen (18) months following its termination, CLIENT shall not hire or offer any employment or other form of services, directly or indirectly, either alone or through its affiliates to any of the consultants of PROVIDER assigned or introduced to CLIENT under this Agreement.

b. PROVIDER agrees that, during the Term of this Agreement (and any extension thereof) and for a period of eighteen (18) months after the termination thereof, for whatever reason, it will not solicit, directly or indirectly, or attempt to solicit, directly or indirectly, any customer of CLIENT, to provide services being provided by CLIENT.

7. Continuing Operation. Because CLIENT and PROVIDER both were part of the same company in the past, Web4 and netGuru Systems divisions of CLIENT already use about a total of 10 persons of different skills for ongoing product development, testing and support work. These persons that will now be part of PROVIDER are identified in Exhibit A. For these resources, CLIENT will pay the actual gross pay per employee plus a markup of Five Hundred Dollars (US$500) per month per employee to PROVIDER. CLIENT will make adjustments to the salaries of these employees as deemed necessary. CLIENT will guarantee the employment for all these personnel for the first six months. These resources will be working full-time for the CLIENT and if CLIENT is not happy with their performance, CLIENT will issue a notice, and if the performance of the said person remains below CLIENT’s expectations two weeks after receiving the notice, CLIENT reserves the right to terminate that particular person from their payroll. After the initial six month period, CLIENT may decide to hire any of the employees directly at their other offices by paying a fee to PROVIDER equal to one month’s salary of said employee.

8. Termination. After the initial 4 month period, either party may terminate any Statement of Work hereunder for any reason by giving the other party 60 days written notice addressed to the other party’s last known address. If a Statement of Work is terminated by CLIENT under this Section prior to such Statement of Work’s completion date, CLIENT agrees that it will be reimburse PROVIDER for any costs or expenses incurred by PROVIDER in connection with such Statement of Work, including travel, lease breakage and other relocation expenses incurred by PROVIDER or its consultants in relation to the performance of such Statement of Work; provided, however, that CLIENT shall have no obligation to reimburse PROVIDER for any costs and expenses if such Statement of Work is terminated by CLIENT due to a lack of performance by PROVIDER. If any Statement of Work is terminated by CLIENT for a material breach by PROVIDER, PROVIDER shall immediately refund all amounts it received under the applicable Statement of Work to date.

9. Rate Structure. For Statement of Work other than the “Continuing Operation” service described in paragraph 7 above, services provided under this agreement shall be billed to CLIENT by PROVIDER at the following rate structure:
S. No.	Description	Rate (per hour)	Comments
1	Offshore BPO: Software Devlpmt.: Low, Medium, High	$7 $12,$13,$15
Loaded - Inclusive of generic hardware/software, bandwidth (excluding IP telephony), telephones (excluding ISDs), program management oversight and process support, and not inclusive of specialized software licenses, office space, electricity, benefits, transportations

2	Onsite Work	$40 - $70 Skill Specific	Work engagements on any work authorization visa or status. The rate can vary for different requirements
3	Onsite Short Term	$20 - $30 Skill Specific	Under 3 months on B1 visa for training of knowledge transfer (plus expenses to include airfare, hotel accommodation and local transport).
4	Telephone & Internet Usage	Actual Cost + 10% processing fee
5	Other Special Services, Special Software	Actual Cost + 10% processing fee

For onsite resources, additional travel and expenses on actual, if required by CLIENT to travel to other locations from primary work location.

PROVIDER will provide a timesheet on the 1st and 16th of each month with all hours logged into the engagement. And upon approval PROVIDER will invoice CLIENT semi-monthly for services provided and expenses incurred under this Agreement through the date of such invoice. All invoices shall be payable 30 days after the date of invoice. Invoices unpaid by CLIENT shall be subject to a 1.5% interest per month, which shall be added to the fee due and owing to PROVIDER.

10. Statement of Work (SOW).

a. All services performed by PROVIDER shall be rendered in accordance with individual written Statements of Work which will include a detailed schedule of the services. The Statement of Work can optionally also include overriding service fee structures, which if included will override the rates specified in the Agreement. The individual Statements of work can be setup as Time & Material or Fixed-Price or a combination with components in Time & Material and Fixed-Price.

b. PROVIDER agrees to provide the Services under this Agreement and any Statement of Work on a professional best-efforts basis and in accordance with the highest professional standards in PROVIDER’s field, to the reasonable satisfaction of CLIENT. The Services will be performed by individuals well qualified to perform such Services, and PROVIDER shall provide, upon request of CLIENT, information concerning the individuals’ experience which affirms these qualifications. CLIENT reserves the right to reject any individual consultant and to require a replacement.

11. Indemnity.

a. Each party shall indemnify and hold harmless the other party and its officers, directors, employees and agents, from and against all losses, liabilities, claims, demands and actions of any kind (including all costs, expenses and reasonable attorneys’ fees) arising from a negligence, willful misconduct or breach by such party of its obligations under this Agreement, and shall assume without expense to the other party, the defense of any such claims or actions, except as may be caused by the negligence or willful misconduct of such other party.

b. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES SUFFERED BY THE OTHER, ITS SUCCESSORS, ASSIGNS OR THEIR RESPECTIVE AFFILIATES, AS A RESULT OF OR ARISING FROM THIS AGREEMENT REGARDLESS OF WHETHER SUCH LIABILITY ARISES FROM THE SERVICES PROVIDED HEREUNDER IN TORT, CONTRACT, BREACH OF WARRANTY, INDEMNIFICATION OR OTHERWISE.

12. Relationship of Parties. Neither party shall be considered the agent, employee or partner of the other for any purpose whatsoever. Each party shall conduct its business in its own name and shall be solely responsible for the acts of itself and of its employees and agents. Unless expressly agreed to in advance, all expenses incurred by either party in connection with this Agreement shall be for that party’s own account and shall not be subject to reimbursement by the other party. Neither party is granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or to bind the other party in any manner.

13. Force Majeure. PROVIDER does not undertake any responsibility if it is prevented from performing its obligation due to sickness, accident, death of its consultants or any other cause beyond the control of PROVIDER.

14. Assignment. Neither CLIENT nor PROVIDER may assign any part or whole of this Agreement or any rights hereunder, without the written permission of the other party. Any such attempted assignment shall be void.

15. Severability; Governing Law; Choice of Venue. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. This Agreement shall be binding upon the parties, their successors, legal representatives and permitted assigns. It is mutually agreed that this Agreement shall be construed and interpreted according to the laws of the State of California. It is further agreed that any legal action filed concerning the enforcement or interpretation of this Agreement shall be brought only in the state or federal courts, as applicable, located in Orange County, California.

16. Waiver. The waiver of a breach of this Agreement or the failure of a party to exercise any right under this Agreement shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature, or prevent the exercise of any right under this Agreement.

17. Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts (as defined in the Purchase Agreement) to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

18. Survival of Obligations. The obligations of the parties under Sections 2, 4 and 6 shall survive the expiration of this Agreement. The parties acknowledge and agree that all claims for any breaches or alleged breaches of any covenants contained in this Agreement shall not be subject to the time periods, dollar and other limitations set forth in the Purchase Agreement.

19. Attorneys Fees. Fees. If either party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the losing party shall pay to the prevailing party’s reasonable attorneys’ fees and costs incurred in bringing and prosecuting such action and/or enforcing any judgment, order, ruling or award.

20. Entire Agreement. This Agreement and any related Work Orders represent the entire Agreement and supersede any and all previous agreements and understandings between the parties relating to the subject matter hereof, and may be amended only in writing, signed by both parties.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound, as of the day and year written above.

Accepted by: Accepted by:

“PROVIDER”		“CLIENT”

Das Family Holdings.		BPO Management Services, Inc

By:	/s/ Amrit K. Das	By:	/s/ Patrick Dolan
Name:	Amrit K. Das	Name:	Patrick Dolan
Title:	President	Title:	Chief Executive Officer

Date:	December 15, 2006	Date:	December 15, 2006

EXHIBIT A

Kaveri (Carrie) Biswas - Pre-sales (partial night shift)
Shabana Anjum - Developer
Ranabrata De - Developer
Debajit Gupta - Developer
Poulami (Paula) Mukherjee - eReview support
Dipto Sarkar - Developer
R Sreekant
Partho Banerjee - IT Sales
Kallol Biswas - Web Developer

Anunay Nayak - BBK
Sovandeb Bhattacharyya - BBK